Exhbit B-1
                              SETTLEMENT AGREEMENT

                                 BY AND BETWEEN

                          KIMBERLY-CLARK TISSUE COMPANY

                                       AND

                     MOBILE ENERGY SERVICES HOLDINGS, INC.,

                                       AND

                     MOBILE ENERGY SERVICES COMPANY, L.L.C.

                                FEBRUARY 8, 2000

                                TABLE OF CONTENTS

                                                                         Page

1.    Payment...............................................................3
2.    New Tissue Mill ESA...................................................5
3.    Option................................................................5
4.    KCTC Property Transfers...............................................6
5.    MESC Property Transfers...............................................8
6.    The Arbitration.......................................................8
7.    The Injunction Litigation.............................................9
8.    The Adversary Proceeding..............................................9
9.    Releases..............................................................9
10.    Certain Documents...................................................10
11.  Reliance..............................................................10
12.  Execution.............................................................10
13.  Actions of Parties....................................................11
14.  Interim Closing Date..................................................11
15.  Interim Closing.......................................................11
16.  Closing Date..........................................................11
17.  Closing...............................................................12
18.  Conditions............................................................12
19.  Effect of Failure of Conditions.......................................13
20.  Notices...............................................................15
21.  Delay and Waiver......................................................16
22.  Cumulative Remedies...................................................16
23.  Service of Process....................................................17
24.  Jurisdiction and Venue................................................17
25.  Waiver of Right to Jury Trial.........................................17
26.  Entire Agreement; Amendments..........................................18
27.  Headings..............................................................18
28.  Governing Law.........................................................18
29.  Attorneys Fees........................................................18
30.  Counterparts..........................................................19
31.  Decision-Making by Parties............................................19
32.  No Recourse to Affiliates.............................................19
33.  Further Assurances....................................................19
34.  Certain Rules of Interpretation.......................................19


Exhibits
Exhibit S-1       New Tissue Mill ESA
Exhibit S-2       Option Agreement
Exhibit S-3       Cogen Facility Site
Exhibit S-4       Substation Site
Exhibit S-5       MESC  Warehouse Site
Exhibit S-6       Biomass Facilities and Biomass Facilities Site
Exhibit S-7       Energy Complex
Exhibit S-8       KCTC Warehouse Site
Exhibit S-9       Electrical Distribution Facilities
Exhibit S-10      MESH and MESC Releases
Exhibit S-11      KCTC Releases
Exhibit S-12      Related Parties Releases
Exhibit S-13      Water and Environmental Services Agreement
Exhibit S-14      Site Coordination Agreements

                              SETTLEMENT AGREEMENT

        THIS SETTLEMENT AGREEMENT (including Exhibits, this "Agreement") is dated as of February 8, 2000 by and among Kimberly-Clark Tissue Company, a Pennsylvania corporation ("KCTC"); Mobile Energy Services Holdings, Inc., an Alabama corporation ("MESH"), and Mobile Energy Services Company, L.L.C., an Alabama limited liability company ("MESC")

        A. KCTC and MESC are parties to an Amended and Restated Maste Operating Agreement dated as of July 13, 1995 (the "MOA"); and

        B. Certain disputes and controversies  have arisen between KCTC and
     MESC arising out of or relating to or in connection with the proper interpretation and application of the MOA and the Pulp Mill Energy Services Agreement between KCTC and MESC dated as of December 12, 1994, as amended as of July 13, 1995 (the "Pulp Mill ESA"), to the
     circumstances   surrounding  the  termination  of  pulping
     operations of KCTC's pulp mill facilities in Mobile, Alabama, announced on May 5, 1998 and effected on September 1, 1999; and

        C. On December 7, 1998, KCTC filed a Notice of Arbitration with the American Arbitration Association (the "AAA"), pursuant to the dispute resolution provisions of the MOA, seeking to resolve certain disputes and controversies arising out of or relating to or in connection with the MOA
     (such  proceeding  having  been  assigned  Case  No.   30-181-00785098  and
     hereafter referred to as the  "Arbitration");  and

        D. On December 18, 1998, MESC instituted litigation in the Circuit Court of Mobile County, Alabama, Case No. 98-3951 seeking to enjoin the Arbitration, which case was subsequently removed to the United States District Court for the Southern District of Alabama (the "District Court"), Case No. CV98-1294-RV-C (the "Injunction Litigation"); and

        E.  On January 14, 1999, MESH and
     MESC filed, with the United States Bankruptcy Court for the Southern District of Alabama (the "Bankruptcy Court"), voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, and, in connection with such petition, MESC commenced Adversary Proceeding No. 99-1107 against KCTC alleging certain claims, including contract claims arising out of or relating to or in connection with the MOA, tort claims, as well as fraudulent transfer claims arising under state and federal insolvency laws (such Adversary Proceeding, as amended, is hereafter referred to as the "Adversary Proceeding"); and

         F. On April 14, 1999, MESC
     filed its Answering Statement and Counterclaims in the Arbitration, alleging certain claims against KCTC and seeking resolution of certain disputes and controversies arising out of or relating to or in connection with the MOA; and

        G. The parties wish to compromise and settle all of the claims that have been asserted in the Arbitration, Injunction Litigation or the Adversary Proceeding and the parties hereto desire to make and enter into this Agreement; and

        H. The parties intend that
     certain elements of this settlement will be implemented following such time as an order approving this Agreement shall have become final and no longer subject to judicial review (the "Settlement Order") and that other elements of this settlement will be approved by the Bankruptcy Court and implemented pursuant to further order of the Bankruptcy Court. All of the terms of this settlement are subject to certain conditions contained herein and will be unwound if such conditions are not satisfied or waived by the appropriate party;

        NOW, THEREFORE, for and in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged (and subject to the satisfaction or waiver of the conditions set forth in Section 18 and the completion of the undertakings set forth herein), the parties hereto agree as follows:

         1. Payment. On the Closing Date (as hereinafter defined), KCTC will pay to MESC in cash an amount equal to the result of:

         (a)      $53,000,000; plus
                               ----
         (b) those amounts that KCTC would have paid to MESC under the New Tissue Mill Energy Services Agreement attached to this Agreement as Exhibit S-1 (the "New Tissue Mill ESA") for energy services provided to KCTC Facilities (as defined in the New Tissue Mill ESA) with respect to the period from September 1, 1999 to the effective date of the New Tissue Mill ESA as if the New Tissue Mill ESA had become effective on September 1, 1999; for purposes of this calculation, amounts payable with respect to Down Time under the New Tissue Mill ESA shall be disregarded; less

         (c) the amounts actually paid by KCTC to MESC with respect to the period from September 1, 1999 to the effective date of the New Tissue Mill ESA under that certain Tissue Mill Energy Services Agreement dated as of December 12, 1994, as amended as of July 13, 1995, between KCTC and MESC and the Pulp Mill ESA (excluding the demand charges described in Section 1(d) below); less

         (d) the amount of the demand charges owed by KCTC to MESC with respect to the period on or after September 1, 1999 through January 31, 2000 under Section 13.1 of the MOA and actually paid by KCTC to MESC; demand charges under the Pulp Mill ESA that are attributable to periods prior to September 1, 1999 will not be deducted even if those demand charges are paid on or after September 1, 1999; the result of (a), (b), (c) and
                  (d) is hereinafter referred as the "Net Settlement Payment"; plus

        (e) interest on the Net Settlement Payment from the effective date of the New Tissue Mill ESA to the Closing Date, at the rate of interest for 60 day Dealer Commercial Paper shown under Money Rates in The Wall Street Journal, as the same may be adjusted on the last business day of each calendar month for the following month's computation.

The amount of the Net Settlement Payment will be determined on the effective date of the New Tissue Mill ESA and the Net Settlement Payment will include the demand charges described in subparagraph (d) so long as such amounts are actually paid by KCTC prior to or subsequent to the effective date of the New Tissue Mill ESA. So long as a potential bona fide purchaser of the Pulp Mill Assets (as defined in the Option Agreement, which is hereinafter defined) has entered into good faith negotiations with KCTC on the environmental issues relating to the Pulp Mill Assets, the interest accrued on the Net Settlement Payment through the applicable payment date will be paid to MESC as follows. MESC will send an invoice for such interest to KCTC and KCTC shall pay such invoice within fifteen (15) days after receipt of such invoice. The interest payable pursuant to Section 1(e) above will be reduced by the aggregate amount of interest payments actually paid to MESC prior to the Closing Date.

         2. New Tissue Mill ESA. On the Interim Closing Date (as hereinafter defined), KCTC and MESC will execute and deliver to each other the New Tissue Mill ESA as set forth in Exhibit S-1. In addition, on the Interim Closing Date, KCTC agrees that MESC may utilize, during the period commencing on the Interim Closing Date and ending on the earlier to occur of the Closing Date or the date this Agreement becomes null and void pursuant to Section 19 of this Agreement, the existing transmission substation of Alabama Power Company ("APCo") located on the Site (as defined in the MOA) in accordance with the provisions of that certain letter agreement dated July 27, 1999 between KCTC and MESC, a copy of which is attached as the last page of Exhibit S-1, except that no monthly payment will be owed by MESC to KCTC, and MESC may import power to the Site through the APCo substation for resale within the Site. On the Closing Date, the parties will execute and deliver to each other documents to allow and effect such utilization after the Closing Date.

         3. Option. On the Interim Closing Date, KCTC and MESC shall execute and deliver to each other the Option Agreement attached to this Agreement as Exhibit S-2 (the "Option Agreement") granting MESC the assignable option to purchase a portion of the real property interests and existing assets from KCTC's pulp mill in Mobile, Alabama (the assets subject to said option being more particularly described on Exhibit 1.1 to the Option Agreement and, as to any real property interests, as set forth in the Asset Purchase Agreement (as defined in the Option Agreement)).

        4.       KCTC Property Transfers.

          (a) On the Closing Date, KCTC will execute and deliver to MESC conveyance documents conveying to MESC certain real property interests, including without limitation easements, licenses, leasehold interests and rights of way, as appropriate, and certain personal property as follows: (1) certain real property interests on the Site to accommodate the ownership, construction and operation of the proposed 165 megawatt cogeneration facility to be constructed by MESC, which may or may not be part of the Energy Complex (the "Cogen Facility"), located as set forth in Exhibit S-3 to this Agreement (the "Cogen Facility Site"); (2) certain real property interests on the Site to accommodate a transmission substation (the "Substation") to be used to connect the Cogen Facility to APCo's transmission system located as set forth in Exhibit S-4 to this Agreement (the "Substation Site");
               (3) certain real property interests on the Site to accommodate the ownership, construction and operation of a new building of comparable size to MESC's existing receiving/stores building and maintenance shops (collectively, the "MESC Warehouse") located as set forth in Exhibit S-5 to this Agreement (the "MESC Warehouse Site"); (4) to the extent not previously transferred to MESC on the Interim Closing Date, certain real property interests and all equipment and facilities to receive, unload, handle, store and deliver to MESC biomass (such real estate interests, equipment and facilities, the "Biomass Facilities") and the real property upon which the Biomass Facilities are located, which Biomass Facilities and the real property on which same are located (the "Biomass Facilities Site") are set forth in Exhibit S-6 to this Agreement; and (5) any easements, licenses, leasehold interests, rights of way or other conveyances of interests reasonably necessary to allow MESC to install, own, operate and maintain (i) power lines from the Cogen Facility to MESC's existing facilities and located as set forth in Exhibit S-7 to this Agreement, from the Cogen Facility to the Substation, and from the Substation to the APCo transmission system, (ii) a high pressure natural gas line from the Cogen Facility to the natural gas pipeline that will be providing gas transportation services to MESC for the Cogen Facility, (iii) water and steam lines from the Cogen Facility to MESC's existing facilities, (iv) compressed air lines from MESC's existing facilities to the Cogen Facility and, as appropriate, the MESC Warehouse and the Biomass Facilities, (v) facilities interconnecting, as appropriate, the Cogen Facility, the MESC Warehouse and the Biomass Facilities with the effluent treatment system and the storm water system, and (vi) any other easements, licenses, leasehold interests, rights of way or other conveyances of interests in portions of Site, or any offsite rights of way held by KCTC, that are reasonably necessary for the Cogen Facility, the MESC Warehouse, the Substation, and the Biomass Facilities or for the construction of such power lines, natural gas lines, water or steam lines, compressed air lines and other interconnecting facilities. To the extent that KCTC owns the fee simple interest in the real property to be conveyed and the interest to be conveyed is not an easement, license or right of way, KCTC shall transfer the fee simple interest. (b) On the Interim Closing Date, KCTC will execute and deliver to MESC a license to use the Biomass Facilities as described in Exhibit S-6 of this Agreement.

          5. MESC Property Transfers. On the Closing Date, MESC will execute and deliver to KCTC the conveyance documents conveying to KCTC certain real property interests, including, as appropriate, without limitation easements, licenses, leasehold interests and rights of way and certain personal property as follows: (a) certain real property interests on which the existing MESC warehouse is currently located (the "KCTC Warehouse Site"), which location is set forth on Exhibit S-8 to this Agreement, provided that MESC shall have a reasonable time period, not to exceed 90 days nor extend beyond December 20, 2000, for relocation of its operations and its personal property from the KCTC Warehouse Site; and (b) an appropriate property interest and/or use rights to those electrical distribution facilities described in Exhibit S-9 of this Agreement. The electrical distribution facilities to be transferred may include a joint interest in and/or right to use any electrical distribution facilities used in whole or in part by MESC to serve other onsite facilities or to deliver electricity produced by MESC to the existing substation.

          6. The Arbitration. On the Closing Date, after consummation or waiver of all of the other transactions scheduled to occur on the Closing Date, KCTC and MESC shall execute and deliver to each other, and shall deliver to the AAA and the Arbitrator in the
               Arbitration,   a  document   requesting  that  the  AAA and the
               Arbitrator in the Arbitration enter an order dismissing with prejudice all claims and counterclaims asserted by KCTC and MESC, respectively, in the Arbitration. Such order shall provide that each party shall bear its own costs.

          7.   The Injunction  Litigation.   On  the  Closing   Date,   after
               consummation or waiver of all of the other transactions scheduled to occur on the Closing Date, MESC and KCTC shall execute and deliver to each other, and shall submit to the District Court, documents sufficient under the Federal Rules of Civil Procedure to effect the dismissal with prejudice of the Injunction Litigation. Each party shall bear its own costs in the Injunction Litigation.

         8. The Adversary Proceeding. On the Closing Date, after consummation or waiver of all of the other transactions scheduled to occur on the Closing Date, MESC and KCTC shall execute and deliver to each other, and shall submit to the Bankruptcy Court, documents sufficient under the Federal Rules of Bankruptcy
Procedure to effect the dismissal with prejudice of the Adversary Proceeding. Each party shall bear its own costs in the Adversary Proceeding.

         9.       Releases.  On the Closing Date:
                  --------
         (a) MESC and MESH will execute and deliver to KCTC the release attached to this Agreement as Exhibit S-10.

         (b) KCTC will execute and shall cause Kimberly Clark Corporation, a Delaware corporation, to execute and deliver to MESC, MESH and certain Bondholders, the releases attached to this Agreement as Exhibit S-11.

         (c) MESC shall cause Southern Company, a Delaware corporation, Southern Energy Resources, Inc., a Delaware corporation, the Indenture Trustee of the Taxable Bonds, the Indenture Trustee of the Tax-Exempt Bonds, the Collateral Agent and holders of a majority of the bonds to execute and deliver to KCTC the releases attached to this Agreement as Exhibit S-12.

         10. Certain Documents. On the Closing Date, KCTC and MESC will execute and deliver to each other

         (a) the Water and Environmental Services Agreements among KCTC, MESC and the Optionee (as defined in the Option Agreement) attached as Exhibit S-13 to this Agreement; and

         (b) the Site Coordination Agreements attached as Exhibit S-14 to this Agreement.

         11. Reliance. In executing and delivering this Agreement, the parties have relied upon their own judgment, knowledge and belief as to the nature and extent of any damage or loss which they may have suffered or sustained, or may sustain in the future, with regard to the items released herein. As to the questions of liability and damages, the parties have had the benefit of legal counsel of their own choosing. The parties further warrant and represent that they have not been influenced by any representations, statements or warranties by each other, or by any agent or person acting on behalf of the other, concerning the nature, extent or duration of the damages or losses allegedly suffered or the legal liability therefor.

         12. Execution. The terms of this Agreement are contractual and not mere recitals. The parties represent and warrant that no promise or inducement not expressed herein has been made. Each party further represents and warrants that this Agreement is executed without reliance upon any statement or representation of the other parties or by anyone acting on its behalf, not expressed herein. Each party further represents and warrants that it is duly authorized to execute this Agreement and accept full responsibility therefor, except that such representation and warranty by MESH and MESC is limited by the fact that approval of the Bankruptcy Court is required, which KCTC hereby acknowledges, and that the obligations of KCTC under this Agreement are contingent on such Bankruptcy Court approval.

         13. Actions of Parties. The parties hereto agree to take such actions as may be reasonably necessary or appropriate to implement the provisions of this Agreement including, without limitation, the execution of any additional agreements or the submission of any additional pleadings to the Bankruptcy Court. The parties further agree not to take any actions that would interfere or conflict with the full implementation of this Agreement.

         14. Interim Closing Date. The date (the "Interim Closing Date") of the closing (the "Interim Closing") with respect to each of those transactions that are contemplated by this Agreement to take place on the Interim Closing Date (the "Interim Closing Transactions") shall occur as soon as practicable following the entry of the Settlement Order, but in no event later than February 29, 2000.

         15. Interim Closing. The Interim Closing of each of the Interim Closing Transactions shall be held at the offices of Troutman Sanders L.L.P., 600 Peachtree Street NE, Suite 5200, Atlanta, Georgia 30308 on the Interim Closing Date.

         16. Closing Date. The date (the "Closing Date") of the closing (the "Closing") of the transactions contemplated by this Agreement, other than those transactions that are to take place on the Interim Closing Date, shall occur on the effective date of the Agreed Plan.

         17. Closing. The Closing shall be held at the offices of Troutman Sanders L.L.P., 600 Peachtree Street NE, Suite 5200,

         18. Conditions. Unless the conditions set forth in this Section 18 are waived by KCTC and MESC with respect to the conditions set forth in subsections
(a), (c), (d), (e), and (f) below, and waived by KCTC with respect to the conditions set forth in subsection (b) below, this Agreement shall be null and void as set forth in Section 19 below unless each of the following occurs:

        (a) On or before February 29, 2000, all of the transactions required to occur on or before such date have occurred;

         (b) On or before July 31, 2000, (1) with respect to MESC and MESH there shall have been filed a plan or plans of reorganization, as amended or modified, which shall (i) incorporate the provisions set forth in this Agreement, (ii) contain mutual releases acceptable to the parties as set forth in this Agreement, (iii) incorporate, among other things, the final, agreed upon agreements and documents contemplated by this Agreement, including all agreements and documents required to be consummated on the Closing Date, and provide for payment of the Net Settlement Payment, plus agreed upon interest, and
             (iv) to the extent that the plan affects the rights or interests of KCTC, be reasonably acceptable to KCTC
             (collectively, the "Agreed Plan"); and (2) MESC and MESH shall file a motion, reasonably acceptable to KCTC, (to the extent not otherwise incorporated in the Agreed Plan) to assume the MOA (as hereinafter defined) and certain other agreements among MESC, KCTC and S.D. Warren Alabama L.L.C., an Alabama limited liability company, if applicable ("Assumption
             Motion");

        (c) On or before June 30, 2000 MESC and KCTC shall have agreed on the Asset Purchase Agreement attached to the Option Agreement as Exhibit 1.4;

         (d) On or before October 15, 2000, orders of the Bankruptcy Court or other applicable court, reasonably acceptable to KCTC, approving this Settlement Agreement, confirming the Agreed Plan and approving the Assumption Motion, if applicable, shall have become final and no longer subject to judicial review;

         (e) On or before October 30, 2000, the Agreed Plan shall have become effective and the order approving the Assumption Motion shall be in full force and effect; and

         (f) The bankruptcy cases of MESC and MESH shall not have been converted or dismissed and no trustee shall have been appointed.

 The parties agree to use reasonable commercial efforts to satisfy the conditions set forth in this Section 18 of this Agreement and to take such
 further actions as may be reasonably necessary  to  cause  the   conditions  to
 completion of the settlement to be satisfied.

         19. Effect of Failure of Conditions. If any of the conditions set forth in Section 18 above are not satisfied or waived, then (i) this Agreement, other than as set forth in this Section 19, (ii) all documents and agreements executed pursuant hereto (the Settlement Documents") other than Section 11(e) of the New Tissue Mill ESA and Section 3.14 of the Option Agreement, and (iii) any transfers of assets, conveyances of interests or grants of rights that have occurred under the Settlement Documents shall automatically be null and void ab initio without further actions of the parties or further order of the Court, and the parties shall be restored to the status quo ante in respect of the contractual or other legal relationships in effect between them immediately prior to the Settlement Order. An accounting of claims or amounts owed under agreements the effectiveness of which has been suspended by the pendancy of consummation of this Settlement Agreement shall be made within 45 days of the date on which this Section 19 becomes effective. Notice of any disputes concerning or objections to such accounting of claims or amounts owed shall be given within 45 days of receipt of such accounting. If this Agreement becomes null and void because any of the conditions set forth in Section 18 are not satisfied or waived as provided in Section 18, the parties shall promptly execute such documents and take such actions as are necessary to effectuate this
Section 19. Except for the obligations set forth or incorporated in this Section 19, the parties shall have no further rights or obligations under this Agreement or under the Settlement Documents and shall have no claims, causes of action, equitable or legal remedies or other recourse against each other of any kind or nature arising out of or related to this Agreement and the Settlement Documents. It is further understood and agreed that neither party shall have any claim, cause of action, legal or equitable remedy or other recourse against each other for failure to reach agreement respecting any of the Settlement Documents, respecting any of the pleadings described in Section 18 or for failure to satisfy the conditions contained in Section 18. It is likewise understood and agreed that this Section 19 shall survive in the event the settlement becomes null and void and that the parties reserve the right to assert any claims for failure to comply with their obligations under this section.

         20. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received, if personally delivered; (b) when transmitted, if transmitted by telecopy, subject to the sender's facsimile machine receiving the correct answer back of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to sender that it has received the facsimile message; or (c) upon receipt, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) or if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to each party as follows:

         KCTC:                      Kimberly Clark Tissue Company
                                    1400 Holcomb Bridge Road
                                    Roswell, Georgia 30076
                                    Attention:  Howard Sharfstein, Esquire
                                    Telecopy:  (770) 587-7327

with a copy of any notice to:       Sidley & Austin
                                    One First National Plaza
                                    Chicago, Illinois 60603
                                    Attention:  David M. Stahl, Esquire
                                    Telecopy:  (312) 853-7036

MESH or MESC:                       Mobile Energy Services Company, L.L.C.
                                    900 Ashwood Parkway, Suite 500
                                    Atlanta, Georgia 30338-4780
                                    Attention:  President
                                    Telecopy:  (770) 821-7718

with a copy of any notice to:       Troutman Sanders L.L.P.
                                    600 Peachtree Street, N.E., Suite 5200
                                    Atlanta, Georgia  30308-2216
                                    Attention:  Hugh M. Davenport, Esquire
                                    Telecopy:  (404) 962-6541

                                    Andrews & Kurth L.L.P.
                                    600 Travis Street, Suite 4200
                                    Houston, Texas 77002
                                    Attention:  Jeffrey E. Spiers, Esquire
                                    Telecopy:  (713) 220-4285

and:                                CIBC World Markets
                                    425 Lexington Avenue, 3rd Floor
                                    New York, NY  10017
                                    Attention:  Nancy Mitchell
                                    Telecopy: (212) 885-4916

or to such other place and with such other copies as either party may designate as to itself by written notice to the others, pursuant to this Section 20.

         21. Delay and Waiver. No delay or omission by a party to exercise any right, power or remedy accruing upon the occurrence of any breach or default by the other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of a party hereto of any breach or default by the other party under this Agreement, or any waiver on the part of a party hereto of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. 22. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

        23. Service of Process. Each party agrees that service of any process, pleading, notice or other papers shall be made in the manner specified in
Section 20(a) or (c), unless service of process by a different method is required under applicable law or applicable court rules and each party irrevocably waives any right to object to service of process given in the manner specified in Section 20(a) or (c).

     24. Jurisdiction and Venue. Each party hereto agrees that the United States District Court for the Southern District of New York (the "Southern District of New York") shall have exclusive jurisdiction over any dispute between the parties related to this Agreement. The parties also agree that venue of any action brought by the parties relating to this Agreement shall be proper in the Southern District of New York. The parties agree not to challenge the venue of any action brought in the Southern District of New York and each party agrees to request that the venue of any action brought in any court other than the Southern District of New York be transferred to the Southern District of New York, and the parties agree not to challenge such request. Notwithstanding anything in this Section 24, if jurisdiction in the Southern District of New York is not maintained, exclusive jurisdiction and venue of any action, lawsuit or proceeding between or among the parties relating to this Agreement shall be the United States Bankruptcy Court for the Southern District of Alabama.

     25. WAIVER OF RIGHT TO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE SETTLEMENT DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING,
STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE
PARTIES  TO  ENTER  INTO  THIS   AGREEMENT.

     26. Entire Agreement; Amendments. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. This Agreement may only be amended or modified by an instrument in writing signed by each of the parties hereto.

     27. Headings. The headings of the various Articles and Sections of this Agreement are for convenience of reference only and - shall not modify, define or limit any of the terms or provisions hereof.

     28. Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, except with respect to matters of law concerning the internal corporate affairs of any entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     29. Attorneys' Fees. If any party to this Agreement brings a court action to enforce its rights under this Agreement, the prevailing party in any such action shall be entitled to recover its costs and expenses, including reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

     30. Counterparts. This Agreement may be signed in multiple originals and/or using counterpart signature pages. All such multiple originals shall constitute but one and the same document. 31. Decision-Making by
 Parties.   Except  where  this  Agreement  expressly  provides  for  a
 different   standard,   whenever   this   Agreement   provides  for  a
 determination, decision, permission, consent or approval of a party, the party shall promptly make such determination, decision, grant or withholding of permission, consent or approval in a commercially reasonable manner and without unreasonable delay. Any denial of consent required to be made in a commercially reasonable manner shall include in reasonable detail the reason for denial or aspect of the request that was not acceptable.

     32. No Recourse to Affiliates. This Agreement is solely and exclusively between the parties hereto, and any obligations created herein shall be the sole  obligations  of the parties  hereto.  No party shall have
recourse  to  any  parent,   subsidiary,   partner,   joint  venturer,
affiliate, director or officer of any other party for performance of said obligations unless the obligations are assumed in writing by the entity or individual against whom recourse is sought.

     33. Further Assurances. The parties hereto agree to cooperate in all reasonable respects necessary to consummate the transactions contemplated by this Agreement, and each will take all reasonable actions within its authority to secure the cooperation of its affiliates.

     34. Certain Rules of Interpretation. The singular includes the plural and the plural includes the singular. Unless the context clearly requires otherwise, "or" is not exclusive. The words "include," "includes" and "including" are not limiting. The words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision, unless otherwise indicated. This Agreement is the result of negotiations between, and has been reviewed by, the respective parties to this Agreement and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against either party solely as a result of such party's actual or alleged role in the drafting of this Agreement.

         EXECUTED AND DELIVERED by KCTC, MESH and MESC as ________________,2000.

                                     KIMBERLY-CLARK TISSUE COMPANY


                                     By:  _____________________________
                                              Name:
                                              Title:


                                     MOBILE ENERGY SERVICES HOLDINGS, INC.


                                     By:  _____________________________
                                              Name:
                                              Title:


                                     MOBILE ENERGY SERVICES COMPANY,
                                     L.L.C.

                                     By:  _____________________________
                                              Name:
                                              Title:

                                   EXHIBIT S-1

                    NEW TISSUE MILL ENERGY SERVICES AGREEMENT

                                   EXHIBIT S-2

                                OPTION AGREEMENT

                                   EXHIBIT S-3

                               COGEN FACILITY SITE

                                   EXHIBIT S-4

                                 SUBSTATION SITE

                                   EXHIBIT S-5

                               MESC WAREHOUSE SITE

                                   EXHIBIT S-6

                             BIOMASS FACILITIES SITE

                                   EXHIBIT S-7

                                 ENERGY COMPLEX

                                   EXHIBIT S-8

                               KCTC WAREHOUSE SITE

                                   EXHIBIT S-9

                       ELECTRICAL DISTRIBUTION FACILITIES

                 [To Be Included On Or Before the Closing Date]

                                  EXHIBIT S-10

                             MESC AND MESH RELEASES

                                  EXHIBIT S-11

                                  KCTC RELEASES

                                  EXHIBIT S-12

                             RELATED PARTY RELEASES

                                  EXHIBIT S-13

                   WATER AND ENVIRONMENTAL SERVICES AGREEMENT

                 [To Be Attached On Or Before The Closing Date]

                                  EXHIBIT S-14

                          SITE COORDINATION AGREEMENTS

                 [To Be Attached On Or Before The Closing Date]